Exhibit 99.1

EVERI REPORTS 2017 FOURTH QUARTER AND FULL YEAR RESULTS

Q4 Revenues of $247.9 Million, Net Loss of $25.0 Million, Inclusive of a $37.1 Million Loss on Extinguishment of Debt, and Adjusted EBITDA of $51.3 Million

Provides Outlook for 2018 Revenue and Adjusted EBITDA Growth

Las Vegas, NV – March 13, 2018 – Everi Holdings Inc. (NYSE:EVRI) (“Everi” or the “Company”) today reported financial results for the fourth quarter and full year ended December 31, 2017.

Consolidated Full Quarter Comparative Results (unaudited)

	Three Months Ended December 31,
	2017	2016
	(in millions, except per share amounts)
Revenues	$247.9	$217.5

Operating income (loss) (1)	$18.1	$(140.0)

Net loss (1)(2)	$(25.0)	$(217.3)

Net loss per diluted share (1)(2)	$(0.37)	$(3.29)

Diluted shares outstanding	67.8	66.1

Adjusted EBITDA (3)	$51.3	$49.4
(1)

Operating loss, net loss and net loss per diluted share for the three months ended December 31, 2016 included a non-cash $146.3 million goodwill impairment charge, $1.4 million for separation costs related to the Company’s former CEO, and $0.4 million for costs associated with the relocation of the Company’s Las Vegas games manufacturing operations.

(2)

Net loss and net loss per diluted share for the three months ended December 31, 2017 included a $37.1 million loss on the extinguishment of debt incurred in connection with the Company’s repricing of its First Lien Term Loan and refinancing of its Senior Unsecured Notes, and $23.8 million of income tax benefit primarily related to a provisional tax benefit for the impact of the U.S. Tax Cuts and Jobs Act of 2017. Net loss and net loss per share for the three months ended December 31, 2016 included $59.6 million of non-cash tax expense related to a valuation allowance recorded on certain of the Company’s deferred tax assets relating to Net Operating Loss and Tax Credit carryforwards.

(3)	For a reconciliation of net loss to Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

Michael Rumbolz, President and Chief Executive Officer of Everi, commented, “Our strong fourth quarter operating results mark Everi’s sixth consecutive quarter of revenue and Adjusted EBITDA growth which reflect, in part, consistent market share gains for the broad array of casino industry technology products we provide.  For the full year, revenue increased 13.4% to $974.9 million and Adjusted EBITDA rose 7.5% to $212.8 million, which exceeds the upper end of our guidance range.  This success is a direct result of our focus on innovation to further expand what is already the industry’s most diverse portfolio of gaming technology solutions.  We continue to gain traction in the market by enhancing our existing products and providing new product offerings to help our customers engage more closely with their guests and more productively manage their operations.

“Through the efforts of the entire Everi team, over the last two years we have established a solid foundation for consistent growth and we will continue to build and expand on this progress.  Our industry-leading Payments systems are stronger than ever. This is true of our traditional cash access products and our newer solutions, such as our comprehensive Everi Compliance portfolio, which are collectively driving consistent growth.  For the full year, Payments revenue increased 16.4% and Adjusted EBITDA rose 18.1% powered by a high level of competitive take outs, wins at new casino openings, expansion of our cash access services into Canada and very strong growth in our compliance revenue.  We are pleased with the success Everi has achieved as we expand our already market-leading Payments systems and operations.

“We also achieved notable success in our Games segment in 2017.  We expanded our product diversity for the slot floor with the introduction of our first wide-area progressive link, new licensed content themes, and a new gaming cabinet form factor, the Empire MPX™ (“E43”). The performance of our newest games and cabinets led to improvements in our daily win per unit, which increased year over year in the fourth quarter for the first time in eight quarters.  In the first half of the year we stabilized our installed base and then returned to unit growth, ending the year with 13,296 installed units.  Importantly, we have built a solid base that includes more than 350 wide-area progressive games at 2017 year-end.  We expect to further grow our installed base and return to achieving consistent year-over-year growth in daily win per unit going forward.  In July, we also secured the placement of approximately one third of our installed base for almost seven years with the execution of a new placement arrangement with our largest customer in Oklahoma.

“In our product sales category, the positive player and customer response to our Core HDX™ video cabinet, our Player Classic® mechanical reel cabinet and our newly introduced E43 large format single-screen cabinet helped to deliver a 23% year-over-year increase in unit sales to 3,647 units.  The approximately 25% increase in revenue from gaming equipment sales was the primary reason for the return to revenue growth of our Games segment in 2017.

“Over the course of 2017, the Company’s strong operating performance and a favorable capital markets environment created an opportunity to complete a series of financing transactions that based upon current rates lowered our expected overall annual cash interest expense by almost $20 million.  Looking ahead, we anticipate continued success across both of our business segments will lead to further growth in our financial performance as we expect 2018 Adjusted EBITDA will be between $225 million to $230 million.  This outlook, combined with significantly lower cash interest expense, is expected to benefit our free cash flow generation in 2018, and lead to an even more significant acceleration in free cash flow generation beginning in 2019.

Today, Everi is a leading gaming industry technology provider that is transforming the gaming floor and we look forward to continuing to build on our many successes.”

Fourth Quarter 2017 Results Overview

Revenues for the fourth quarter of 2017 increased 14.0% to $247.9 million from $217.5 million in the fourth quarter of 2016.  Games and Payments segment revenues were $57.0 million and $190.9 million, respectively, for the fourth quarter of 2017.  The Company reported operating income of $18.1 million for the fourth quarter of 2017 compared to an operating loss of $140.0 million in the prior-year period. The 2016 fourth quarter operating loss included a non-cash goodwill impairment charge of $146.3 million.

The Company recorded a loss before income tax of $48.8 million in the fourth quarter of 2017 compared to a loss before income tax of $164.7 million in the fourth quarter of 2016.  The loss before income tax for the three months ended December 31, 2017 included a $37.1 million loss on early extinguishment of debt related to the Company’s repricing of its First Lien Term Loan and refinancing of its former Senior Unsecured Notes.

In the fourth quarter of 2017, the Company recorded a non-cash income tax benefit of $23.8 million compared to a provision for income taxes of $52.6 million in the fourth quarter of 2016.  The income tax benefit recognized in the fourth quarter of 2017 was primarily due to a reduction in the carrying value of the Company’s deferred tax liabilities as a result of the enactment of the U.S. Tax Cuts and Jobs Act of 2017.  The income tax benefit was partially offset by an increase in the valuation allowance for deferred tax assets. The fourth quarter of 2016 provision for income taxes reflected $59.6 million of non-cash income tax expense primarily related to a valuation allowance on a portion of the Company’s deferred tax assets relating to Net Operating Loss and Tax Credit carryforwards.

Net loss for the fourth quarter of 2017 was $25.0 million compared to a net loss of $217.3 million in the prior-year period. Diluted loss per share was $0.37 in the fourth quarter of 2017 compared to diluted loss per share of $3.29 in the prior-year period.

Adjusted EBITDA for the fourth quarter of 2017 increased $1.9 million, or approximately 4%, to $51.3 million from $49.4 million in the fourth quarter of 2016.  Games and Payments segment Adjusted EBITDA for the three months ended December 31, 2017 was $27.2 million and $24.1 million, respectively.  Games and Payments segment Adjusted EBITDA for the three months ended December 31, 2016 was $28.4 million and $21.0 million, respectively.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended December 31,
	2017	2016
	(in millions, except unit amounts and prices)

Revenues	$57.0	$54.6

Operating loss (1)	$(0.3)	$(151.6)

Adjusted EBITDA (2)	$27.2	$28.4

Unit sales:
Units sold	926	920
Average sales price ("ASP")	$17,611	$17,548

Gaming operations installed base:
Average units installed during period:
Average units installed	13,216	13,253
Approximate daily win per unit (3)	$26.60	$26.35

Units installed at end of period:
Class II	8,875	8,234
Class III	4,421	5,030
Total installed base	13,296	13,264

Installed base - Oklahoma	6,681	7,084
Installed base - non-Oklahoma	6,615	6,180
Total installed base	13,296	13,264

Premium units	2,532	1,851

(1)

Operating loss for the three months ended December 31, 2016 included a non-cash $146.3 million goodwill impairment charge and $0.4 million in one-time costs associated with the relocation of the Company’s Las Vegas games manufacturing operations.

(2)	For a reconciliation of net loss to Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.
(3)	Approximate daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.

2017 Fourth Quarter Games Segment Highlights and Recent Developments:

•

Revenues were $57.0 million in the fourth quarter of 2017 compared to $54.6 million in the fourth quarter of 2016.  Based on the timing of the TournEvent of Champions® slot tournament, which is held annually at the Global Gaming Expo, revenues in the fourth quarter of 2017 were approximately $1.6 million higher than the comparable amount in the fourth quarter of 2016.

•

The Company generated revenues of $17.5 million in the fourth quarter of 2017 from the sale of 926 gaming units.  In the prior-year period, the Company generated revenues of $17.6 million from the sale of 920 gaming units.

•

Revenues from gaming operations were $39.4 million in the fourth quarter of 2017 compared to $37.0 million in the prior-year period.  The increase is due primarily to the timing of the TournEvent of Champions®.

•

The installed base at December 31, 2017, increased 32 units year over year to 13,296 units and increased 81 units on a quarterly sequential basis primarily driven by growth in premium units. Premium units rose 37% year over year and 8% on a quarterly sequential basis to 2,532 units. The non-Oklahoma installed base increased 7% year over year and 1% on a quarterly sequential basis.

•

Estimated daily win per unit (“DWPU”) was $26.60 for the fourth quarter of 2017 compared to $26.35 in the prior-year period as the Company generated its first quarterly year-over-year increase in DWPU in eight quarters.

•

Revenues from the New York Lottery business were $4.4 million in the fourth quarter of 2017 compared to $4.3 million in the prior-year period.  The Company recently extended its agreement to provide the video lottery central system to the New York Lottery for an additional two years through December 2019.

Payments Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended December 31,
	2017	2016
	(in millions, unless otherwise noted)

Revenues	$190.9	$162.9

Operating income (1)	$18.5	$11.6

Adjusted EBITDA (2)	$24.1	$21.0

Aggregate dollar amount processed (in billions):
Cash advance	$1.6	$1.3
ATM	$4.4	$3.7
Check warranty	$0.3	$0.3

Number of transactions completed (in millions):
Cash advance	2.5	2.2
ATM	21.3	18.3
Check warranty	0.9	0.9
(1)	Operating income for the three months ended December 31, 2016 included $1.4 million for separation costs related to the Company’s former CEO.
(2)	For a reconciliation of net loss to Adjusted EBITDA, see the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release.

2017 Fourth Quarter Payments Segment Highlights:

•

Revenues increased approximately 17.2% to $190.9 million in the fourth quarter of 2017 compared to $162.9 million in the prior-year period.  The growth reflects segment-wide strength, including growth in core cash access revenue as a result of increased same store transactions and dollars processed and surcharge and service fee increases implemented by customers. Payments revenue also continues to benefit from new customer wins since the fourth quarter of 2016, including new casino openings, competitive take outs, the expansion of ATM services into Canada, and increases in Everi Compliance revenue.

•	Cash advance revenues increased approximately 17.2% to $73.1 million in the fourth quarter of 2017 compared to $62.4 million in the prior-year period.
•	ATM revenues increased approximately 19.0% to $100.6 million in the fourth quarter of 2017 compared to $84.5 million in the prior-year period.
•	Check services revenues increased approximately 2.0% to $5.2 million in the fourth quarter of 2017 compared to $5.1 million in the prior-year period.
•	Other revenues increased approximately $1.0 million to $12.0 million in the fourth quarter of 2017 compared to $11.0 million in the prior-year period primarily as a result of increased kiosk sales.

2018 Outlook

Everi today provided its forecast for 2018 financial and operational metrics.  The Company expects to generate revenue and Adjusted EBITDA growth in 2018 with Adjusted EBITDA expected to grow 6% to 8% to between $225 million to $230 million.

The Company also provided the following expectations and assumptions that underlie its 2018 financial outlook:

•

The Company expects full year Games unit sales will increase approximately 10% from the 3,647 units sold in 2017. ASP for units sold in 2018 is expected to be comparable to the ASP for units sold in 2017.

•

The Games installed base at December 31, 2018 is expected to increase approximately 7% to 8% from the 13,296 units reported at December 31, 2017 reflecting in part ongoing growth in the premium unit installed base driven by growth in wide-area progressive (“WAP”) placements.

•	The Company expects that the DWPU for its installed base will be higher in each quarter of 2018 compared to the DWPU of the comparable quarterly periods in 2017.
•	Payments Adjusted EBITDA is expected to grow in the mid-single digits compared to 2017. This assumes sustained performance in the gaming industry and United States economy as a whole.
•	Revenue from the sale and service of fully integrated kiosks and compliance products is expected to be higher in 2018 compared to 2017.

•	Capital expenditures in 2018 are expected to be approximately $125 million to $130 million, which includes total placement fee payments of approximately $20.2 million.
•	Depreciation expense is expected to be approximately $56 million to $60 million and amortization expense is expected to be approximately $66 million to $70 million.
•

Net interest expense is expected to be approximately $83 million to $87 million, inclusive of Vault Cash interest expense of approximately $7 million and $2 million of imputed interest on the Player Station Agreement. Non-cash amortization of debt issuance costs is expected to be approximately $3.4 million.

•	The Company expects to record a provision for income tax of between $3 million and $5 million for 2018, which includes cash tax payments of approximately $2 million.

For a reconciliation of projected net loss to projected Adjusted EBITDA, see the Reconciliation of Projected Net Loss to Projected EBITDA and Projected Adjusted EBITDA provided at the end of this release.

New Revenue Recognition Standard

In May 2014, the Financial Accounting Standards Board issued a new standard related to revenue recognition, commonly referred to as ASC 606. The Company adopted the new standard effective January 1, 2018.

In connection with the adoption of this new revenue standard, the Company expects to present certain of its cost of revenues on a net basis related to the associated revenue item, rather than a gross presentation.  The modifications are only expected to effect the presentation of the amounts reported and will not impact the actual amounts recorded to the Payments or Games segment revenues and cost of revenues; and, therefore, will not have an effect on reported operating income (loss), net loss, cash flows or the timing of revenues recognized and costs incurred.

The Company will file a separate Form 8-K with the Securities Exchange Commission today to present the impact of these rules on prior periods for comparability purposes.  Additionally, the Company will include a discussion on the expected changes to its financial statements on this afternoon’s investor conference call to discuss its 2017 fourth quarter and full year results.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss its 2017 fourth quarter and full year results at 5:00 p.m. ET.  The conference call may be accessed live over the phone by dialing (800) 289-0438 or for international callers by dialing (323) 794-2423.  A replay will be available beginning at 8:00 p.m. ET today and may be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the PIN number is 6224496.  The replay will be available until March 20, 2018. The call will be webcast live from the Company’s website at www.everi.com (select “Investors” followed by “Events & Presentations”).

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA,

Adjusted EBITDA Margin, net cash position and net cash available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, these measures should not be considered in isolation or as a substitute for, and should be read in conjunction with, our (i) net earnings (loss), operating income (loss), basic or diluted earnings (loss) per share and cash flow data prepared in accordance with GAAP, with respect to Adjusted EBITDA and Adjusted EBITDA Margin, and (ii) cash and cash equivalents prepared in accordance with GAAP, with respect to net cash position and net cash available.

We define Adjusted EBITDA as earnings (loss) before interest, taxes, loss on extinguishment of debt, depreciation and amortization, non-cash stock compensation expense, goodwill impairment, accretion of contract rights, separation costs related to the Company’s former CEO, write-down of note receivable and warrant, loss on sale of the aircraft, and manufacturing relocation costs. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our current credit facility and existing senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenues.

A reconciliation of the Company’s net loss per GAAP to Adjusted EBITDA and Adjusted EBITDA Margin is included in the Unaudited Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Adjusted EBITDA Margin provided at the end of this release. Additionally, a reconciliation of each segment’s operating income (loss) to Adjusted EBITDA is also included. On a segment level, operating income (loss) per GAAP, rather than net earnings (loss) per GAAP, is reconciled to Adjusted EBITDA as the Company does not report net earnings (loss) by segment. In addition, Adjusted EBITDA Margin is provided on a segment level. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.

We define (i) net cash position as cash and cash equivalents plus settlement receivables less settlement liabilities and (ii) net cash available as net cash position plus undrawn amounts available under our revolving credit facility. We present net cash position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities.  We present net cash available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.

A reconciliation of the Company’s cash and cash equivalents per GAAP to net cash position and net cash available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,”

“project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements the Company makes regarding (a) its ability to lower its annual cash interests costs and accelerate free cash flow generation; continue expanding the segments of the gaming floor the Company’s games address; continue product innovation; drive growth for the Company’s installed base and its DWPU, and in the Company’s annual ship share over the next several years; create incremental value for its shareholders; and improve its financial profile; and (b) its guidance related to 2018 financial and operational metrics, including Adjusted EBITDA, unit sales, the installed base size and placements, DWPU, revenue and anticipated levels of capital expenditures, depreciation expense, amortization expense, cash interest expense, and income tax provision, including cash tax payments.

The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports filed with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Reports on Form 10-K and quarterly reports on Form 10-Q, and are based on information available to us on the date hereof.

These cautionary statements qualify our forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement contained herein speaks only as of the date on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with the Form 10-K or Form 10-Q to which it relates, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

About Everi

Everi is a leading supplier of technology solutions for the casino gaming industry.  The Company provides casino operators with a diverse portfolio of products including innovative gaming machines that power the casino floor, and casino operational and management systems that include comprehensive, end-to-end payments solutions, critical intelligence offerings, and gaming operations efficiency technology. Everi’s mission is to be a transformative force for casino operations by facilitating memorable player experiences, delivering reliable protection and security, and striving for customer satisfaction and operational excellence.

Contacts

Investor Relations

Richard Land, James Leahy

JCIR

212-835-8500 or evri@jcir.com

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF LOSS AND

COMPREHENSIVE LOSS

(In thousands, except loss per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues
Games	$56,945	$54,593	$222,777	$213,253
Payments	190,914	162,918	752,171	646,203
Total revenues	247,859	217,511	974,948	859,456
Costs and expenses
Games cost of revenue (exclusive of depreciation and amortization)	15,192	13,436	54,695	50,308
Payments cost of revenue (exclusive of depreciation and amortization)	147,746	125,340	583,850	498,706
Operating expenses	31,700	30,975	118,935	118,709
Research and development	5,156	4,856	18,862	19,356
Goodwill impairment	—	146,299	—	146,299
Depreciation	12,517	12,824	47,282	49,995
Amortization	17,419	23,751	69,505	94,638
Total costs and expenses	229,730	357,481	893,129	978,011
Operating income (loss)	18,129	(139,970)	81,819	(118,555)
Other expenses
Interest expense, net of interest income	29,830	24,680	102,136	99,228
Loss on extinguishment of debt	37,135	—	51,750	—
Total other expenses	66,965	24,680	153,886	99,228
Loss before income tax	(48,836)	(164,650)	(72,067)	(217,783)
Income tax (benefit) provision	(23,787)	52,626	(20,164)	31,696
Net loss	(25,049)	(217,276)	(51,903)	(249,479)
Foreign currency translation	146	(1,113)	1,856	(2,427)
Comprehensive loss	$(24,903)	$(218,389)	$(50,047)	$(251,906)
Loss per share
Basic	$(0.37)	$(3.29)	$(0.78)	$(3.78)
Diluted	$(0.37)	$(3.29)	$(0.78)	$(3.78)
Weighted average common shares outstanding
Basic	67,755	66,074	66,816	66,050
Diluted	67,755	66,074	66,816	66,050

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2017	2016
Cash flows from operating activities
Net loss	$(51,903)	$(249,479)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	116,787	144,633
Amortization of financing costs	8,706	6,695
Loss on sale or disposal of assets	2,513	2,563
Accretion of contract rights	7,819	8,692
Provision for bad debts	9,737	9,908
Deferred income taxes	(20,015)	29,940
Write-down of assets	—	4,289
Reserve for obsolescence	397	3,581
Goodwill impairment	—	146,299
Loss on extinguishment of debt	51,750	—
Stock-based compensation	6,411	6,735
Changes in operating assets and liabilities:
Settlement receivables	(98,390)	(83,998)
Trade and other receivables	(884)	(8,207)
Inventory	(5,753)	5,600
Prepaid and other assets	(1,536)	4,480
Settlement liabilities	78,465	99,245
Accounts payable and accrued expenses	(8,276)	735
Net cash provided by operating activities	95,828	131,711
Cash flows from investing activities
Capital expenditures	(96,490)	(80,741)
Acquisitions, net of cash acquired	—	(694)
Proceeds from sale of fixed assets	10	4,599
Placement fee agreements	(13,300)	(11,312)
Changes in restricted cash	(199)	94
Net cash used in investing activities	(109,979)	(88,054)
Cash flows from financing activities
Proceeds from new credit facility	820,000	—
Proceeds from unsecured notes	375,000	—
Repayments of prior credit facility	(465,600)	(24,400)
Repayments of secured notes	(335,000)	—
Repayments of unsecured notes	(350,000)	—
Repayments of new credit facility	(4,100)	—
Debt issuance costs	(28,702)	(480)
Proceeds from exercise of stock options	10,906	—
Purchase of treasury stock	(110)	(42)
Net cash provided by (used in) financing activities	22,394	(24,922)
Effect of exchange rates on cash	1,292	(1,714)
Cash and cash equivalents
Net increase for the period	9,535	17,021
Balance, beginning of the period	119,051	102,030
Balance, end of the period	$128,586	$119,051

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS

TO NET CASH POSITION AND NET CASH AVAILABLE

(In thousands)

	At December 31,	At December 31,
	2017	2016

Cash available
Cash and cash equivalents	$128,586	$119,051
Settlement receivables	227,403	128,821
Settlement liabilities	(317,744)	(239,123)
Net cash position	38,245	8,749

Undrawn revolving credit facility	35,000	50,000

Net cash available	$73,245	$58,749

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA AND

ADJUSTED EBITDA MARGIN

(In thousands)

	Three Months Ended			Three Months Ended
	December 31, 2017			December 31, 2016
	Games	Payments	Total	Games	Payments	Total
Net loss			$(25,049)			$(217,276)
Income tax (benefit) provision			(23,787)			52,626
Loss on extinguishment of debt			37,135			—
Interest expense, net of interest income			29,830			24,680

Operating (loss) income	$(349)	$18,478	$18,129	$(151,605)	$11,635	$(139,970)

Plus: depreciation and amortization	25,328	4,608	29,936	30,761	5,815	36,576

EBITDA	$24,979	$23,086	$48,065	$(120,844)	$17,450	$(103,394)

Non-cash stock compensation expense	287	1,000	1,287	408	2,181	2,589
Goodwill impairment	—	—	—	146,299	—	146,299
Separation costs for former CEO	—	—	—	—	1,413	1,413
Accretion of contract rights	1,975	—	1,975	2,170	—	2,170
Manufacturing relocation costs	—	—	—	358	—	358

Adjusted EBITDA	$27,241	$24,086	$51,327	$28,391	$21,044	$49,435

Total revenues	$56,945	$190,914	$247,859	$54,593	$162,918	$217,511

Adjusted EBITDA Margin	48%	13%	21%	52%	13%	23%

EVERI HOLDINGS INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA AND

ADJUSTED EBITDA MARGIN

(In thousands)

	Year Ended			Year Ended
	December 31, 2017			December 31, 2016
	Games	Payments	Total	Games	Payments	Total

Net loss			$(51,903)			$(249,479)
Income tax (benefit) provision			(20,164)			31,696
Loss on extinguishment of debt			51,750			—
Interest expense, net of interest income			102,136			99,228

Operating income (loss)	$8,952	$72,867	$81,819	$(166,243)	$47,688	$(118,555)

Plus: depreciation and amortization	97,487	19,300	116,787	120,974	23,659	144,633

EBITDA	$106,439	$92,167	$198,606	$(45,269)	$71,347	$26,078

Non-cash stock compensation expense	1,728	4,683	6,411	1,642	5,091	6,733
Goodwill impairment				146,299	—	146,299
Accretion of contract rights	7,819	—	7,819	8,692	—	8,692
Separation costs for former CEO	—	—	—	—	4,687	4,687
Write-down of note receivable and warrant	—	—	—	4,289	—	4,289
Loss on sale of the aircraft	—	—	—	—	878	878
Manufacturing relocation costs	—	—	—	358	—	358

Adjusted EBITDA	$115,986	$96,850	$212,836	$116,011	$82,003	$198,014

Total revenues	$222,777	$752,171	$974,948	$213,253	$646,203	$859,456

Adjusted EBITDA Margin	52%	13%	22%	54%	13%	23%

EVERI HOLDINGS INC. AND SUBSIDIARIES

RECONCILIATION OF PROJECTED NET INCOME (LOSS) TO PROJECTED EBITDA

AND PROJECTED ADJUSTED EBITDA

FOR THE YEAR ENDING DECEMBER 31, 2018

(In thousands)

	2018 Adjusted EBITDA Guidance Range(1)
	Low	High
Projected net income (loss)	$200	$(10,500)
Projected income tax provision	3,000	5,000
Projected interest expense, net of interest income	83,000	87,000
Projected operating income	$86,200	$81,500

Plus: projected depreciation and amortization	122,000	130,000

Projected EBITDA	$208,200	$211,500

Projected non-cash stock compensation expense	9,000	10,000
Projected accretion of contract rights	7,800	8,500

Projected Adjusted EBITDA	$225,000	$230,000

(1)	All figures presented are projected estimates for the year ending December 31, 2018.